Exhibit (d)(ii)

COHEN & STEERS REALTY SHARES, INC.

280 Park Avenue

New York, New York 10017

August 1, 2014

COHEN & STEERS CAPITAL MANAGEMENT, INC.

280 Park Avenue

New York, New York 10017

Dear Sirs:

Cohen & Steers Realty Shares, Inc. (the “Corporation”) herewith confirms its agreement with Cohen & Steers Capital Management, Inc. (the “Advisor”) for an additional breakpoint relative to the Corporation’s management fee on assets in excess of $7.5 billion. The Corporation will pay the Advisor a monthly investment advisory fee at the annual rate of 0.85% of the average daily net asset value of the Corporation up to $1.5 billion, 0.75% of such assets between $1.5 billion and $7.5 billion and 0.70% of such assets in excess of $7.5 billion.

If the foregoing is in accordance with your understanding, please sign and return the enclosed copy hereof.

Very truly yours,

COHEN & STEERS REALTY SHARES, INC.

By:	/s/ Tina M. Payne
Name:	Tina M. Payne
Title:	Assistant Secretary

Agreed to and Accepted as of the date

first set forth above

COHEN & STEERS CAPITAL MANAGEMENT, INC.

By:	/s/ James Giallanza
Name:	James Giallanza
Title:	Executive Vice President